Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Monaco Chief Financial Officer (615) 665-1858, Ext. 115
iPAYMENT REPORTS RESULTS FOR THE THIRD QUARTER AND
FIRST NINE MONTHS OF 2011
NASHVILLE, Tennessee — (Nov. 14, 2011) — iPayment Holdings, Inc. (“Holdings”) and iPayment, Inc. (“iPayment” or the “Company”) today announced financial results for the three months ended September 30, 2011. All operations are conducted through iPayment and its subsidiaries. Holdings is a holding company that does not have any operations or material assets other than its ownership of iPayment and its subsidiaries. The financial results of Holdings are identical to those of iPayment with the exception of interest expense, tax provision (benefit) and net income (loss). The financial results discussed below represent those of iPayment and its consolidated subsidiaries, except where otherwise noted.
Revenues increased 3.4% to $181.0 million for the third quarter of 2011 from $175.1 million for the third quarter of 2010. Revenues, net of interchange, were $80.6 million for the third quarter of 2011, up 3.5% compared to $77.9 million for the third quarter of 2010. Net loss was approximately $3.6 million for iPayment and its consolidated subsidiaries and $7.5 million for Holdings and its consolidated subsidiaries for the third quarter of 2011, in each case, compared to net income of $5.2 million for the same period last year. Net loss in the third quarter of 2011 was attributable to higher depreciation and amortization expense and higher interest expense as a result of the refinancing and equity redemption (collectively, the “Refinancing”) that we completed in May of this year. The Company had approximately 135,000 active merchants at September 30, 2011, compared to approximately 130,000 at September 30, 2010. For the third quarter of 2011, the Company processed $5.9 billion of total transaction volume, a 2.7% increase from the same period in 2010.
For the nine months ended September 30, 2011, revenues increased to $535.2 million from $518.6 million for the first nine months of 2010. Revenues, net of interchange, increased to $244.8 million for the first nine months of 2011 compared to $231.8 million for the same period in 2010. Net loss for the first nine months of 2011 was $4.8 million for iPayment and its consolidated subsidiaries and $11.0 million for Holdings and its consolidated subsidiaries, in each case, compared to net income of $15.7 million for the first nine months of 2010. Net loss for the nine months ended September 30, 2011 was attributable to costs associated with the Refinancing, which totaled $18.7 million or $12.4 million after tax. In addition, the Company incurred higher interest and amortization expenses as a result of the Refinancing and increased compensation expense. For the nine months ended September 30, 2011, the Company processed $17.1 billion of total transaction volume, which was approximately the same as the comparable period in 2010.
We filed our Quarterly Report on Form 10-Q for the three months ended September 30, 2011 with the Securities and Exchange Commission (the “SEC”) today.
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Conference Call
Management will hold a conference call on Monday, November 14, 2011 at 10:00 a.m. (Eastern Time) to discuss its 2011 third quarter results. Participants should dial 913-312-0406 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on November 14, 2011 and will continue to be available through November 22, 2011. You can access the replay by dialing 719-457-0820 and entering Confirmation Code 2474109.
The live broadcast of our quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=83504 on November 14, 2011 beginning at 10:00 a.m. (Eastern Time). The online replay will be available at approximately 12:00 p.m. (Eastern Time) on November 14, 2011 and will continue to be available for one week.
Safe Harbor Provisions
Information in this press release may contain “forward-looking statements” about Holdings and iPayment. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from our current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing our indebtedness; actions taken by our bank sponsors; migration of merchant portfolios to new bank sponsors; our reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by our competitors; and risks related to the integration of companies and merchant portfolios that we have acquired or may acquire. These and other risks are more fully disclosed in our filings with the SEC, including, without limitation, iPayment’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2011 and June 30, 2011 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2011. We undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
About iPayment
iPayment is a leading provider of credit and debit card payment processing services to small merchants across the United States. iPayment’s payment processing services enable merchants to accept credit cards from VISA, MasterCard, American Express, Discover and Diners Club, as well as other forms of payment, including debit cards, checks, gift cards and loyalty programs. iPayment provides services to approximately 135,000 merchants throughout the United States.
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